Exhibit 10.1

May 4, 2018

Dan Goldsmith

Dear Dan:

Instructure, Inc. (the “Company”) is pleased to offer you a full-time position as President of Instructure, Inc. according to the following terms.

DUTIES

You will be responsible for duties as are ordinary, customary and necessary in the President role and as may be directed by the CEO and/or Board of Directors.   As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

COMPENSATION

Your base compensation will be $440,000 per year paid in substantially equal installments, less payroll deductions and all required withholdings (“Base Salary”). You will be paid semi-monthly in accordance with the Company’s current payroll practices, which may change from time to time. Pay dates currently fall on the 15th and 31st (or last day) of each month.

BONUS PROGRAM

You will be eligible to participate in the Company’s annual executive bonus program at a target rate of 100% of your annual salary.  Bonus payout will be based on Company, team and individual performance and will be pro-rated based on hire date.

RELOCATION SUPPORT ADVANCE

In the event you move to Utah during the first year of your employment, Instructure is pleased to be able to provide you with a lump sum relocation support advance of $75,000. This amount is contingent upon your relocation to the Salt Lake region and this amount is intended to offset various costs that you may incur pursuant to your relocation including; transportation, lodging, meals for house hunting and temporary living; new-lease expenses (including security deposits, rental finding fees, etc.); transportation of household goods and vehicles; and miscellaneous expenses associated with relocation (utility connections, cable connections, driver’s license, vehicle registration and nonrefundable contract cancellation costs, etc.). This relocation support advance is considered taxable income.   In the event that you leave the Company voluntarily prior to 12 months from your date of hire voluntarily, you are responsible for reimbursing the company 1/12 of your relocation support for each month remaining in the 12-month period.

COMMUTING COSTS

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The Company will cover your commuting costs to our office in Salt Lake City, Utah during an initial 3-month training and onboarding period as you transition to working for Instructure and finalize your relocation plans. These costs will be directly reimbursed as an expense.  Following the first three-month training period, the company will cover your commuting travel costs and provide a housing allowance of $3,000 per month as needed until your relocation is completed.

BASE EQUITY GRANTS

In connection with the commencement of your employment, the Company will recommend to the Board of Directors that they grant you Restricted Stock Units (“RSUs”) representing the Company’s Common Stock equaling an initial value of $5,500,000 under the Company’s 2015 Equity Incentive Plan (the “Plan”).   The actual number of RSUs granted will be determined by dividing the value stated above by the 30-day average closing price of the Company’s stock on the date of the grant. The RSUs will be governed by the terms of the Plan and your Restricted Stock Agreement with the Company and shall vest twenty-five percent (25%) on the first anniversary of the vesting commencement date, with the then-unvested RSUs vesting in equal quarterly installments over the next twelve (12) quarters thereafter. The vesting commencement date will begin on the first quarterly vesting date (March 1st, June 1st, September 1st, December 1st) following board approval.

Additionally, the Company will recommend to the Board of Directors that they grant you Non-Qualified Stock Options representing the Company’s Common Stock equaling an initial value of $2,000,000 under the Company’s 2015 Equity Incentive Plan (the “Plan”).   The actual number of Stock Options granted will be determined by dividing the value stated above by the current Black Scholes valuation as of the date of the grant.  The Stock Options will be governed by the terms of the Plan and your Stock Option Grant Agreement with the Company and shall vest twenty-five percent (25%) on the first anniversary of the vesting commencement date, with the then-unvested options vesting in equal quarterly installments over the next twelve (12) quarters thereafter. The vesting commencement date will begin on the first quarterly vesting date (March 1st, June 1st, September 1st, December 1st) following board approval.

ANNUAL PERFORMANCE EQUITY GRANT

You will be eligible for an annual performance equity grant with a target value of up to $1,000,000 per year over four years (prorated to $500,000 for the 2018 plan year) based on meeting specific financial and other objectives as determined by the Board of Directors.  At the conclusion of each performance year, the board will evaluate the level of performance against these objectives and determine the value to be granted in the form of RSU’s and shall vest in equal quarterly installments over the next four years. The vesting commencement date will begin on the first quarterly vesting date (March 1st, June 1st, September 1st, December 1st) following board approval.

ANNUAL REFRESH EQUITY GRANT

You will be eligible to participate in the annual executive refresh grant program which will include refresh grant amounts based on competitive market data with comparable companies.  These grants may be in the form of a combination of RSUs, Options or performance shares and will typically vest quarterly over four years from date of grant.   In 2019, you will be eligible to receive a prorated grant amount.

BENEFITS

You, and your qualified dependents, will be eligible for the standard Company benefits based on the terms and conditions of the benefit plans and applicable policies. Details about these benefit

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plans will be available for your review. Pursuant to Company policy, you will not accrue vacation time, and you may instead be eligible to take time off with pay as appropriate for your position and workload.   The Company may modify compensation and benefits from time to time, as it deems necessary in its sole discretion.

Quick Info
Title	President
Start Date	June 4, 2018
Manager	Josh Coates
Equity Grant	$2,000,000 Stock Option Value/ $5,500,000 RSU Value
Benefits	Medical, Dental, Vision, Disability Insurance, Life, 401k w/ match, Gym Membership, Time Off with Pay
Holidays	9 Paid Holidays

RULES AND POLICIES

As a Company employee, you will be expected to abide by Company rules and policies as they are adopted and amended from time to time and sign and comply with the attached Confidentiality and Intellectual Property Agreement which, among other obligations, prohibits unauthorized use or disclosure of the Company’s proprietary information and solicitation of its employees and customers (to the extent allowed by law).

PROPRIETARY INFORMATION

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You represent that you will be able to perform your job duties within the guidelines just described and that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.  You agree that you will not bring onto the Company’s premises, nor upload onto the Company’s computer systems, any unpublished documents, confidential information, or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

AT-WILL EMPLOYMENT

The Company’s employees are employed “at-will”, employed for no specific period of time, and employment may be terminated by the Company or the employee at any time, with or without cause, and with or without advance notice. This employment at-will status cannot be altered in any

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way by any oral or written statements, policies or practices and can only be altered or modified by a written employment contract signed by you and the CEO of the Company.

CONTINGENCIES

This offer is contingent upon proof of identification and work authorization as required by the Immigration Reform and Control Act of 1986. It is also contingent on completion of a pre-employment background check and reference check, with results satisfactory to the Company.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

MISCELLANEOUS

This letter, together with your Confidentiality and Intellectual Property Agreement and your Executive Agreement, provides important information associated with your employment and is the complete, final and exclusive agreement between you and the Company. You enter into this agreement without relying upon any promise, warranty, representation, or agreement, written or oral, other than those expressly contained within.  The employment terms of this agreement supersede any other agreements or promises made to you by anyone, whether oral or written.  Also, this agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company and electronic signatures shall be equivalent to original signatures.  In the event of an inconsistency between this letter and any referenced document, the inconsistency shall be resolved by giving precedence in the following order: (i) Executive Agreement; (ii) this letter; and (iii) Confidentiality and Intellectual Property Agreement.

Please sign and date this letter, and return it to me if you wish to accept employment at the Company under the terms described above. If you accept our offer, we anticipate you starting on June 4, 2018.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

INSTRUCTURE, INC.

/s/ Josh Coates

Josh Coates {company_signature_1}

CEO

Dan Goldsmith

Accepted: /s/ Dan Goldsmith

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